Exhibit 99.2

Loews Corporation Second Quarter 2025 Earnings Remarks

Ben Tisch, President & CEO of Loews Corporation:
Loews reported net income of $391 million in the second quarter, compared to $369 million during the same period last year. It was, by all accounts, a decent quarter, and would have been a great one were it not for CNA’s mass tort reserve charge. Our subsidiaries are performing well across the board, with Boardwalk standing out in particular with its stellar results and continued growth. Boardwalk has recently reached a final investment decision on several significant growth projects totaling $1.7 billion of capex to be spent over the coming years. These projects are modeled to have double digit return on assets, and are predominantly backed by investment grade utility customers, with average contract lengths of 15-plus years. Our reticulated system in the southeast is extremely well positioned to capitalize on the concurrent LNG and AI data center booms, as well as the strong economic growth and industrial power demand in the region. I’ll go into more detail on all the goings-on at our pipeline subsidiary next quarter when I hope to have even more projects to report on.
As I’ve mentioned previously, I am acutely aware of the fact that things are good right now. Economic conditions are steady, credit spreads are tight, equities are at the highs, and—most importantly—all of our consolidated subsidiaries appear to be sailing in calm seas. I am equally aware that this will not always be the case. While short-term success can often breed complacency, I can assure you that our capital allocation decisions are made with extreme vigilance, recognizing the ups and downs of the business cycle. With that as a preamble, we’ve repurchased nearly 7.5 million shares of Loews stock this year for $636 million. Given the steep discount to our intrinsic value, it’s my very best guess that in the fullness of time, irrespective of shorter-term market cycles, these repurchases will be significantly value enhancing for all remaining shareholders.
Another component of the Loews Corporation story is the strategic growth at Loews Hotels & Co, where there have recently been a number of noteworthy developments. Our hotel company is run by Alex Tisch, who has been executing the company’s growth strategy with focused energy, clear vision and fiscal prudence. I’d like to turn it over to him to speak directly about where the company has been and where it’s headed.

Alex Tisch, President & CEO of Loews Hotels:
Thanks, Ben. Despite numerous industry headwinds over the past several years, Loews Hotels has grown considerably, investing over $800 million of equity into growing our business since 2018. These investments were mainly financed with internally generated cash flow. As a result of these investments, our room count has expanded by almost 50% over that time period. The capital invested in the company’s growth to date includes the investment in our recently opened hotels in Arlington, TX and Orlando, FL, which have yet to fully ramp up operations. It is our expectation that Adjusted EBITDA will grow to between $400 - $450 million over the next several years, which is nearly double pre-COVID levels.
When it comes to evaluating potential growth projects, we are very selective and will only move forward if a potential project meets our key investment criteria. First, a new project must be a strategic fit for Loews Hotels, which normally means 300-plus rooms with substantial meeting space and/or proximity to demand drivers. Second, the investment must be financially accretive. We typically evaluate new hotel properties using a cash-on-cash return metric. Specifically, we compare the project’s stabilized cash flow projections to the amount of equity required, and we generally target at least low-to-mid teen returns based on that metric. In the absence of projects that meet these criteria, we are more than happy to distribute our excess cash to the parent company.
We also seek to derisk new projects by focusing our efforts on developing hotels in immersive destinations. These properties have built-in demand generators with potential to drive high occupancy and average daily rates. Furthermore, as one of the last owners and operators in the hotel industry, Loews Hotels offers a model that is attractive to potential development partners, including municipalities and owners of unique intellectual property. The combination of our healthy balance sheet, our long-term hold period, and our management company and brand, create a compelling value proposition.

With that background, I would like to provide an update on several newly-opened Loews Hotels properties. During the first half of this year, we expanded our presence in Orlando by opening three new hotels totaling 2,000 rooms in close proximity to Universal’s new Epic Universe theme park. The completion of these properties marks an important milestone in our successful partnership with Universal, which spans almost three decades and now encompasses 11 hotels with 11,000 rooms. Loews Hotels owns a 50% interest in these properties and manages all 11 of them. Having spent time at Epic Universe, I can say that we are very excited about the prospects for these three new hotels and the campus as a whole.
While we are exceptionally proud of our success in the Orlando market, over the past six years we have expanded the reach of our growth strategy from Florida to Texas with the development of two wholly owned properties in Arlington. This expansion started in 2019 with the opening of the Live! by Loews Arlington. More recently, in the first quarter of 2024, we opened the $550 million, nearly 900-room Loews Arlington Hotel and Convention Center. These two properties are ideally situated a stone’s throw from two professional sports stadiums, as well as the National Medal of Honor Museum. With these demand generators in place and the future large group business we have on the books, our properties in Arlington are well on their way to surpassing our underwriting goals.
The successful developments in Texas exemplify Loews Hotels’ expertise in our core segment, which is large, four-star hotels with significant meeting space. Further examples of our successful model can be found in properties such as Atlanta, Kansas City, Miami, and Nashville.
We look forward to keeping you updated on the progress of our new properties as they ramp up operations. Currently, very few four-star hotels with meeting space are being developed domestically. For that reason, we believe that our attractive value proposition as an owner and operator positions us for further success. Of course, we will continue to evaluate new projects with a sharp focus on risk-adjusted returns and will distribute any excess cash to our parent, Loews Corporation.

Jane Wang, CFO of Loews Corporation:
Loews delivered a strong performance in the second quarter, reporting net income of $391 million, or $1.87 per share, compared to $369 million, or $1.67 per share, in the second quarter of 2024. The 6% year-over-year increase in net income was primarily driven by robust results at Boardwalk and higher net investment income at the parent company. These gains were partially offset by lower net income contributions from CNA and Loews Hotels.
Reflecting strong earnings during the first half of the year, book value per share increased from $79.49 at year-end 2024 to $84.42 at the end of the second quarter of 2025, and book value per share excluding AOCI increased from $88.18 to $91.66 over the same period.
CNA contributed $274 million of net income to Loews versus $291 million in the second quarter of 2024. While the core business continued to grow with higher net investment income and strong P&C underwriting results, these gains were more than offset by unfavorable mass tort development and higher realized investment losses.
Net investment income, combined with organic growth, continues to serve as a tailwind for CNA. In the second quarter of 2025, the company’s net investment income increased by 7% year-over-year, driven by favorable fixed income results as well as stronger performance from limited partnerships and common stocks. Fixed income results benefited from a larger invested asset base and a 0.1-point increase in the average pre-tax yield to 4.9%. Limited partnerships and common stocks delivered a return of 3.6% in the second quarter of 2025, up from 3.1% in the prior year period.
Top-line growth drove another quarter of strong underlying underwriting income, with net earned and net written P&C premiums increasing year-over-year by 8% and 6%, respectively. P&C net written premium growth was driven by five points of renewal premium change and 8% growth in new business. The company’s P&C underlying combined ratio was essentially unchanged at 91.7%, reflecting a 0.9-point improvement in the expense ratio offset by a 0.9 increase in the underlying loss ratio. CNA’s P&C combined ratio improved by 0.7 points to 94.1%, driven by a 1.1-point reduction in catastrophe losses.

Offsetting the positive news, CNA recorded an $81 million after-tax charge at the Loews level (net of noncontrolling interest) related to mass tort development. This charge was driven by unfavorable development from the company’s annual review of its legacy mass tort reserves and also reflects the anticipated settlement of abuse claims related to the Diocese of Rochester.
Finally, investment losses were higher in the quarter, resulting from higher realized losses on the disposal of fixed maturity securities, offset by mark-to-market gains on non-redeemable preferred stock.
Please refer to CNA’s Investor Relations website for more details on their results.
Turning to our natural gas pipeline business, Boardwalk continues to benefit from robust industry fundamentals. Second-quarter EBITDA increased by 14% year-over-year, from $240 million to $274 million. Net income also grew by 26% year-over-year from $70 million to $88 million in the second quarter of 2025. This growth was driven by higher re-contracting rates on transportation and storage as well as contributions from recently completed growth projects. As Ben mentioned, the company continues to make progress on several new growth projects. During the second quarter, Boardwalk added $400 million to its revenue backlog, bringing the total to $14.7 billion.
Loews Hotels reported Adjusted EBITDA of $109 million in the second quarter of 2025 compared to $98 million in the second quarter of 2024. The 11% year-over-year increase was driven primarily by stronger performance in Orlando and Arlington, partially offset by lower room nights in Miami due to ongoing renovations. The Orlando hotels benefited from the addition of three new properties that opened in the first half of 2025. The Arlington Hotel and Convention Center delivered higher earnings as it continued to ramp up operations following its first quarter 2024 opening. This property continues to outperform our expectations.
The hotel company contributed $28 million of net income to Loews in the second quarter of 2025, compared to $35 million in the prior-year period. The decline in net income was primarily due to higher interest and depreciation expenses associated with the new Orlando properties and higher interest expense from debt refinancing.

At the parent company, Loews posted strong after-tax investment income of $40 million in the second quarter of 2025 versus $7 million in the second quarter of 2024. The substantial year-over-year increase was driven by higher returns on our trading portfolio. The corporate segment was breakeven this quarter as net investment income offset corporate and interest expenses.
From a cash flow perspective, Loews received $189 million from its subsidiaries in the second quarter, including $114 million in dividends from CNA and $75 million of distributions from Boardwalk. Year to date, Loews has received $875 million from its subsidiaries: $725 million in dividends from CNA, including a special dividend of $497 million, and $150 million of distributions from Boardwalk. During the second quarter Loews repurchased 2.9 million of its shares for approximately $251 million. Since the end of 2024, we repurchased about 7.5 million shares of our common stock, or approximately 3.5% of our shares outstanding, at a cost of $636 million. Loews ended 2025’s second quarter with $3.4 billion in cash and investments.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes underlying loss ratio and underlying combined ratio. Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 8 through 10 of these remarks.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company's overall business and financial performance, can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
CNA Financial Corporation
In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended June 30,
	2025	2024

Loss ratio	63.9%	63.8%
Expense ratio	29.8	30.7
Dividend ratio	0.4	0.3
Combined ratio	94.1%	94.8%
Less: Effect of catastrophe impacts	2.4	3.5
Less: Effect of development-related items	—	(0.3)
Underlying combined ratio	91.7%	91.6%
Underlying loss ratio	61.5%	60.6%

Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended June 30,
(In millions)	2025	2024
Boardwalk net income attributable to Loews Corporation	$88	$70
Interest, net	37	38
Income tax expense	29	24
Depreciation and amortization	120	108
EBITDA	$274	$240

Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.
The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended June 30,
(In millions)	2025	2024
Loews Hotels & Co net income attributable to Loews Corporation	$28	$35
Interest, net	16	12
Income tax expense	11	9
Depreciation and amortization	24	24
EBITDA	79	80
Noncontrolling interest share of EBITDA adjustments	(1)	(2)
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(29)	(32)
Pro rata Adjusted EBITDA of equity method investments	60	50
Consolidation adjustments		2
Adjusted EBITDA	$109	$98

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended June 30,
(In millions)	2025	2024
Loews Hotels & Co’s equity method income	$29	$32
Pro rata share of equity method investments:
Interest, net	16	10
Income tax expense
Depreciation and amortization	15	12
Distributions in excess of basis	(1)	(4)
Consolidation adjustments	1
Pro rata Adjusted EBITDA of equity method investments	$60	$50